OLD NATIONAL
P.O. Box 718 - Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE

SUBJECT: DATE: For Further Information Call:

OLD NATIONAL CHIEF FINANCIAL OFFICER
JOHN POELKER TO RETIRE

November 22, 2004

Paige McFarling -- (812) 464-1556
Old National Bancorp

Lynell Walton -- (812) 464-1366
Assistant Vice President -Investor Relations

Evansville, Indiana. Old National Bancorp (NYSE: ONB) announced that John S. Poelker, executive vice president and chief financial officer, will retire effective March 31, 2005. Poelker, 62, has served as the company's CFO since joining Old National in 1998.

"John has been a tremendous asset to Old National as chief financial officer and as a key member of executive management," said Bob Jones, chief executive officer. "He has built a first-class financial management team over the last six years that positions us very well in these important functions. His financial management experience plus his respect in the financial community create high expectations for our next CFO."

Jones said that Old National is conducting an internal and external candidate search for a new CFO, who will be responsible for the company's financial management as well as serve as the key contact with the investment community.

"It has been a real pleasure for me to close out my career in banking at an organization with such a high degree of professionalism, integrity and commitment to excellence," said Poelker. "I am proud of the work that I have done here and the great team that we have assembled. I am looking forward to retirement but am also gratified that I will have several more months to work with Bob Jones and my successor in moving this company forward."

Poelker has close to 40 years of experience as both an executive and consultant to the financial services industry. He joined Old National as senior vice president and chief financial officer in 1998 and was named executive vice president in 2000. He started his career with KPMG Peat Marwick in St. Louis in 1965 and between 1972 and 1986 served as chief financial officer of Mercantile Bancoporation, Citizens & Southern Corporation, and BankAmerica Corporation. Following those assignments he was a consultant to the financial services industry until being appointed chairman and CEO of Fleet Finance in Atlanta in 1993. He joined American General Finance in Evansville as chief financial officer in 1996 and served in that position until joining Old National.

Poelker is a 1964 graduate of the University of Notre Dame and completed the Executive Program at the Stanford Graduate School of Business. During his career, he has held various leadership positions in civic and banking industry organizations, including Bank Administration Institute, the American Financial Services Association, and the Association of Reserve City Bankers. He currently serves as the Chairman of the Chief Financial Officers' Council of the Financial Services Roundtable. Additionally, he has served on the boards of St. Joseph's Hospital in St. Louis, the Salvation Army and Junior Achievement in Atlanta, the Advisory Council of the School of Engineering at the University of Notre Dame, and the Finance Committee of St. Mary's Health system in Evansville.

Old National Bancorp, a $9.0 billion financial holding company headquartered in Evansville, IN, employs professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include community-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

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